Exhibit 10.54

Execution Version

TERM LOAN AGREEMENT

Dated as of July 22, 2016

by and among

WASHINGTON REAL ESTATE INVESTMENT TRUST,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5.,
as Lenders,
and

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent
______________________________________________________

CAPITAL ONE, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners,
and

U.S. BANK NATIONAL ASSOCIATION
as Syndication Agent

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SCHEDULE I	Commitments

SCHEDULE 6.1.(b)	Ownership Structure

SCHEDULE 6.1.(f)	Properties

SCHEDULE 6.1.(g)	Existing Indebtedness; Liens

SCHEDULE 6.1.(h)	Litigation

SCHEDULE 6.1.(n)	Environmental Matters

SCHEDULE 6.1.(q)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement

EXHIBIT B	Form of Guaranty

EXHIBIT C	Form of Notice of Borrowing

EXHIBIT D	Form of Notice of Continuation

EXHIBIT E	Form of Notice of Conversion

EXHIBITS F	Forms of U.S. Tax Compliance Certificates

EXHIBIT G	Form of Compliance Certificate

EXHIBIT H	Form of Note

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THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of July 22, 2016 by and among WASHINGTON REAL ESTATE INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5. (the “Lenders”), and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with CAPITAL ONE, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as joint Lead Arrangers and joint Bookrunners (all in such capacities, the “Arrangers”) and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a $150,000,000 term loan facility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS
Section 1.1. Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“1031 Property” means any Property that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such Property by the Borrower or a Wholly Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Additional Loans” has the meaning given that term in Section 2.17.

“Adjusted LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate obtained by dividing (a) the LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Administrative Agent” means Capital One, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(v).

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, with respect to a particular Class and Type of Loans, the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Effective Date, the Applicable Margins are determined based on Level 3. Any change in the Borrower’s Credit Rating which would cause the Applicable Margins to be determined based on a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(c) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margins shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin for a Class of Loans shall equal the average of the Applicable Margins for such Class of Loans as determined in accordance with the two highest of such Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margins shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (a) not received a Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, then the Applicable Margins shall be determined based on Level 5.

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Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Loans that are LIBOR Loans	Applicable Margin for Loans that are Base Rate Loans
1	A-/A3 (or equivalent) or higher	1.500%	0.500%
2	BBB+/Baa1 (or equivalent)	1.550%	0.550%
3	BBB/Baa2 (or equivalent)	1.650%	0.650%
4	BBB-/Baa3 (or equivalent)	1.900%	0.900%
5	BB+/Ba1 (or equivalent) or lower or unrated	2.450%	1.450%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers” has the meaning set forth in the introductory paragraph hereof.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption Date” has the meaning given that term in Section 12.20.

“Assumption Transaction” has the meaning given that term in Section 12.20.

“Availability Termination Date” shall mean the earlier of (a) January 22, 2017 and (b) the date on which the Commitments have been terminated or reduced to zero.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) LIBOR for a one month Interest Period plus 1.0%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. For purposes of this definition, LIBOR referred to above shall be LIBOR as of that day for a one-month deposit in U.S. Dollars having a one-month Interest Period determined at approximately 12:00 noon, New York time for such day (or if such day is not a Business Day, the immediately preceding Business Day), determined on a daily basis.

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“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where Administrative Agent’s Principal Office is located or the State of New York, and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

“Capital One” means Capital One, National Association and its successors.

“Capital Reserves” means, for any period and with respect to any Property, an amount equal to (a)(i) for any commercial Property which is not an multifamily Property (A) the aggregate square footage of all completed space of such Property times (B) $0.15 and (ii) for any multifamily Property (A) the number of multifamily units located on such Property times (B) $250, times (b) the number of days in such period divided by (c) 365. If the term Capital Reserves is used without reference to any specific Property or group of Properties, then it shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means (a) 6.75% for office Properties, (b) 6.50% for retail Properties and (c) 6.25% for multifamily Properties. For purposes of this definition, if a Property is a mixed use Property, then the Capitalization Rate for such Property shall be determined by the use to which the greatest proportion of revenue is attributable for the preceding fiscal quarter.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment

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Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Class” means, when used in reference to (a) any Loan, such Loan or the other Loans made by the Lenders to the Borrower pursuant to Section 2.1., or a Loan or Loans of another class established pursuant to Sections 2.17. or 12.6.(e); (b) any Commitment, such Commitment is a Commitment on the date hereof or a commitment of another class established pursuant to Sections 2.17. or 12.6.(e); and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Commitment” means (a) as to each Lender, such Lender’s obligation to make Loans pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” and (b) as to each other Lender of a Class of Loans, such Lender’s obligation to make Loans of such Class pursuant to the Loan Documents establishing such Class of Loans, in each case, as the same may be reduced from time to time pursuant to Section 2.13. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Commitment Percentage” means, as to each Lender of a Class, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment of such Class to (b) the aggregate amount of the Commitments of such Class of all Lenders; provided, however, that if at any time of determination the Commitments of such Class have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender of such Class shall be (i) the ratio, expressed as a percentage, of (x) the aggregate unpaid principal amount of such Lender’s Loans of such Class to (y) the aggregate unpaid principal amount of all Loans of such Class or (ii) if no Loans of such Class are outstanding at such time, the “Commitment Percentage” of such Class of such Lender in effect immediately prior to such termination or reduction.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period (a) Consolidated EBITDA for such period minus (b) Capital Reserves for such period.

“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries, determined on a consolidated basis for any period and without duplication, net earnings (loss) for such period excluding the following amounts (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges for such period; (b) interest expense for such period; (c) income tax expense in respect of such period; (d) gains, losses, charges or expenses resulting from extraordinary, unusual or nonrecurring transactions for such period, including without limitation, non-recurring severance payments, sales of assets, early extinguishment or restructuring of Indebtedness (including prepayment premiums), acquisition costs, Reorganization costs, write-offs and forgiveness of debt and (e) other non-cash charges, including amortization expense for stock options and impairment charges or expenses (other than non-cash charges that constitute an accrual of a reserve for future cash payments). For purposes of this definition, net earnings (loss) shall (x) be determined before minority interests and distributions to holders of Preferred Equity Interest and (y) include the Borrower’s Ownership

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Share of net earnings (loss) of its Unconsolidated Affiliates, determined in a manner consistent with the determination of consolidated net earnings (loss) pursuant to the first sentence of this definition.

“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis, during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and (c) all Preferred Dividends paid during such period. The Borrower’s Ownership Share of the expenses, payments, and dividends described in the foregoing clauses (a) through (c) of its Unconsolidated Affiliates, to the extent not already covered in such clauses, shall be included in determinations of Consolidated Fixed Charges.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries, determined on a consolidated basis for any period, (a) all paid or accrued interest expense, including all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which the Borrower or any of its Subsidiaries is wholly or partially liable whether pursuant to any repayment, interest carry, performance guarantee or otherwise (excluding (i) capitalized interest expense, (ii) amortization of deferred financing costs, (iii) any non-cash portion of interest expense attributable to “convertible debt” under FASB ASC 470-20, (iv) non-cash interest related to the reclassification of accumulated other comprehensive income (loss) related to settled hedges, and (v)  charges related to early extinguishment or restructuring of Indebtedness), plus (b) to the extent not already included in the foregoing clause (a) the Borrower’s Ownership Share of all interest expense described in such clause (a) for such period of its Unconsolidated Affiliates.

“Consolidated Secured Indebtedness” means, with respect to the Borrower and its Subsidiaries, determined on a consolidated basis at the time of computation, any Indebtedness that is secured in any manner by any Lien on any property and shall include the Borrower’s Ownership Share of the Indebtedness of any of its Unconsolidated Affiliates that is secured in any manner by any Lien on any property of its Unconsolidated Affiliates; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall not be deemed to be Consolidated Secured Indebtedness.

“Consolidated Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) Unrestricted Cash; plus (b) the quotient of (i) the Net Operating Income for each Property owned, or leased as lessee under a ground lease, by the Borrower or any Subsidiary (including any 1031 Property but excluding a Property the value of which is included in the determination of Consolidated Total Asset Value under any of the immediately following clauses (c), (e) or (f)), for the fiscal quarter most recently ended multiplied by 4, divided by (ii) the applicable Capitalization Rate; plus (c) the GAAP book value of Properties (including any 1031 Property) acquired during the period of six fiscal quarters most recently ended; provided that the Borrower may irrevocably elect that the value of a recently acquired Property not yet owned for six quarters be determined in accordance with the preceding clause (b); plus (d) all Construction-in-Process for all Development Properties; plus (e) the aggregate Major Redevelopment Property Values of all Major Redevelopment Properties; plus (f) the aggregate Low Occupancy Property Values of Low Occupancy Properties; plus (g) the GAAP book value of Unimproved Land; plus (h) the contractual purchase price of Properties of the Borrower and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations but only to the extent such amounts are included in determinations of Consolidated Total Indebtedness; plus (i) Marketable Securities, valued at the lower of cost or Fair Market Value (to the extent that the Fair Market Value of such Marketable Securities is reasonably capable of being verified or is otherwise acceptable to the Administrative Agent); plus (j) the aggregate book value of Mortgage Receivables. The Borrower’s

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Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a) and (i)) will be included in the calculation of Consolidated Total Asset Value consistent with the above described treatment for wholly owned assets. Properties disposed of during the fiscal quarter most recently ended shall not be included in the calculation of Consolidated Total Asset Value. In addition, to the extent (A) the amount of Consolidated Total Asset Value attributable to assets held by Unconsolidated Affiliates would exceed 20.0% of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value, (B) the amount of Consolidated Total Asset Value attributable to Marketable Securities, Development Properties, Major Redevelopment Properties, Unimproved Land and Mortgage Receivables would exceed 30.0% of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value and (C) the amount of Consolidated Total Asset Value attributable to Low Occupancy Properties would exceed 10.0% of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value.

“Consolidated Total Indebtedness” means, at any time of determination and without duplication, (a) the Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis plus (b) the Borrower’s Ownership Share of the Indebtedness of the Borrower’s Unconsolidated Affiliates.

“Consolidated Unsecured Indebtedness” means, with respect to the Borrower and its Subsidiaries, determined on a consolidated basis at any time of determination, Consolidated Total Indebtedness (other than Indebtedness described in clauses (b) and (h) of the definition of such term) which is not Consolidated Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Consolidated Unsecured Indebtedness.

“Construction-in-Process” means construction in process as determined in accordance with GAAP (including the book value for the portion of the land owned by the Borrower or a Subsidiary related to such Construction-in-Process).

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Continuing Representations” means those representations and warranties made or deemed made under Sections 6.1.(a), (c), (d), (e), (h), (k), (l), (m), (o), (p), (s), (t), (v), (w) and (x).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled JV Subsidiary” means a Subsidiary (a) that is not a Wholly Owned Subsidiary of the Borrower and (b) in respect of which the Borrower or a Wholly Owned Subsidiary of the Borrower owns or controls at least 90.0% of all outstanding Equity Interests.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Corresponding Modification” has the meaning given that term in Section 12.6.(h)(i).

“Credit Event” means the making (or deemed making) of any Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

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“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both; provided, however, that the failure to make any payment of interest or any payment of fees provided for in Section 3.5.(b) shall not constitute a Default unless and until such failure continues for 10 Business Days following the Administrative Agent’s delivery to the Borrower of an invoice therefor (which delivery may be effected by actual delivery of the written invoice or by electronic communications pursuant to Section 8.5.).

“Defaulting Lender” means, subject to Section 3.9.(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the

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termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender or any of their respective Affiliates).

“Development Property” means a Property currently under development or redevelopment (or which (as determined in good faith by the Borrower) will commence development or redevelopment within 12 months) that (i) has not achieved, does not or will not maintain an Occupancy Rate of 80% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development or redevelopment have not been completed and (ii) the Borrower has elected to classify as a Development Property. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is expected to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property shall cease to be a Development Property at such time as either (i) all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been substantially completed for at least 4 full fiscal quarters (notwithstanding the fact that such Property may not achieved an Occupancy Rate of at least 80%) or (ii) the Borrower irrevocably elects to no longer treat such Property as a Development Property.

“Dollars” or “$” means the lawful currency of the United States of America.

“EAT” has the meaning given that term in the definition of 1031 Property.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible 1031 Property” means a 1031 Property which satisfies all of the following requirements: (a) such Property is an office, retail or multifamily Property; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) the Borrower or a Wholly Owned Subsidiary thereof leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary(ies) thereof, as

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applicable) and the Borrower or a Wholly Owned Subsidiary thereof manages such 1031 Property; (d) the Borrower or a Wholly Owned Subsidiary thereof is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary(ies) of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly Owned Subsidiary(ies) of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by the Borrower or any Subsidiary); (e) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly Owned Subsidiary(ies) that owns such 1031 Property, as applicable) to the Borrower or a Wholly Owned Subsidiary thereof, directly or indirectly (including through a QI); (f) the applicable EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Wholly Owned Subsidiary, which loan is secured either by a Mortgage on such 1031 Property and/or a pledge of all of the Equity Interests of the applicable Wholly Owned Subsidiary(ies) of an EAT that owns such 1031 Property, as applicable); (g) neither such 1031 Property, nor if such Property is owned or leased by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens or the Lien of a Mortgage or pledge referred to in the immediately preceding clause (e)) or (ii) a Negative Pledge, except (x) Permitted Negative Pledge Provisions and (y) a Negative Pledge binding on the EAT in favor of the Borrower or any Wholly Owned Subsidiary; and (h) such 1031 Property is either (i) free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property or (ii) the Borrower has identified all structural defects, major architectural deficiencies, title defects, environmental conditions or other adverse matters related to such Property which are material to the profitable operation of such Property and delivered any documents, reports, appraisals or other information relating to such Property including, without limitation, a copy of a recent ALTA Owner’s Policy of Title Insurance and a “Phase I” environmental assessment in accordance with ASTM E 1527-00 standards (or ASTM E 1527-05 standards, if applicable) as reasonably requested by the Administrative Agent, and the Administrative Agent has agreed to allow such Property to be an Eligible 1031 Property subject to any discounts in the amount of the Unencumbered Pool Value attributable to such Property reasonably deemed necessary by the Administrative Agent as a result of such structural defects, title defects, environmental conditions or other adverse matters. In no event shall a 1031 Property qualify as an Eligible 1031 Property for a period in excess of 185 consecutive days or such later period (plus 5 consecutive days) if the relevant period under Section 1031 of the Code (including the Treasury Regulations thereunder, and including as provided under Rev. Proc. 2000-37 (as modified by Rev. Proc. 2004-51)) is extended pursuant to Rev. Proc. 2007-56 (or relevant successor or replacement guidance). A Property shall be excluded from calculations of Unencumbered NOI and Unencumbered Pool Value as an Eligible 1031 Property if such Property shall cease to be an Eligible 1031 Property; provided, that a Property so excluded shall again be included in such calculations upon satisfying the requirements of an Eligible 1031 Property. Notwithstanding anything to the contrary set forth herein, for purposes of determining Consolidated Total Asset Value and Unencumbered NOI, such 1031 Property shall be deemed to have been owned or leased by a Wholly Owned Subsidiary of the Borrower from the date acquired by the applicable EAT (or Wholly Owned Subsidiary(ies) of the EAT that owns such 1031 Property, as applicable).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Ground Lease” means a ground lease pursuant to which the Borrower or any of its Subsidiaries is a lessee and that contains terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of 25 years or more from the Agreement Date or, in the case of a shorter term, the leasehold interest of the Borrower or applicable Subsidiary therein reverts to a fee interest of the Borrower

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or such Subsidiary without requirement that the Borrower or such Subsidiary pay any consideration for such reversion other than consideration that is nominal or reasonably estimated by the Borrower to be less than twenty percent (20%) of the Fair Market Value of such Property, as confirmed by the Administrative Agent; (b) the right of the lessee to pledge, mortgage and encumber its interest in the leased property, and to amend the terms of any such pledge, mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights. Notwithstanding the foregoing, in the case of a surface parking lot or structure ancillary to a Property subject to a ground lease, the requirements of this definition shall not be required to be satisfied with respect to such surface parking lot or structure if the rights associated therewith are not material to the profitable operation of such Property.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is an office, retail or multifamily Property; (b) such Property is owned in fee simple, or leased under an Eligible Ground Lease, by the Borrower, a Wholly Owned Subsidiary or a Controlled JV Subsidiary; (c) such Property is located in a State of the United States of America or in the District of Columbia; (d) neither such Property, nor if such Property is owned or leased by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens) or (ii) a Negative Pledge, except (x) Permitted Negative Pledge Provisions and (y) a Property owned or leased by a Controlled JV Subsidiary, and the Borrower’s direct or indirect ownership interest in such Controlled JV Subsidiary, may be subject to a Negative Pledge arising out of the consent rights of any holder of Equity Interests in such Controlled JV Subsidiary described in the following clause (e); (e) if such Property is owned or leased by a Subsidiary, the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person (except in the case of a Property owned or leased by a Controlled JV Subsidiary, for the consent of any holder of Equity Interests in such Controlled JV Subsidiary): (x) to sell, transfer or otherwise dispose of such Property and (y) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (f) such Property is either (i) free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property or (ii) the Borrower has identified all structural defects, major architectural deficiencies, title defects, environmental conditions or other adverse matters related to such Property which are material to the profitable operation of such Property and delivered any documents, reports, appraisals or other information relating to such Property including, without limitation, a copy of a recent ALTA Owner’s Policy of Title Insurance and a “Phase I” environmental assessment in accordance with ASTM E 1527-00 standards (or ASTM E 1527-05 standards, if applicable) as reasonably requested by the Administrative Agent, and the Administrative Agent has agreed to allow such Property to be Eligible Property subject to any discounts in the amount of the Unencumbered Pool Value attributable to such Property reasonably deemed necessary by the Administrative Agent as a result of such structural defects, title defects, environmental conditions or other adverse matters. A Property shall be excluded from calculations of Unencumbered NOI and Unencumbered Pool Value if such Property shall cease to be an Eligible Property; provided, that a Property so excluded shall again be included in such calculations upon satisfying the requirements of an Eligible Property. Notwithstanding anything to the contrary above in this definition, an Eligible 1031 Property shall also constitute an Eligible Property.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not

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in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for

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PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means (a)(i) any Subsidiary that holds title to assets or, in the case of a 1031 Property, leasing such 1031 Property from a QI or EAT, that are (or become) collateral for any Indebtedness of such Subsidiary (or EAT (or Wholly Owned Subsidiary(ies) thereof) or QI, as applicable) that is secured in any manner by any Lien (“Subsidiary Secured Indebtedness”) or (ii) any Subsidiary that is a direct or indirect owner of a Subsidiary with title to assets described in the immediately preceding clause (a)(i) (but which has no assets other than the Equity Interests in such Subsidiary (or if an indirect owner, other than the Equity Interests in another direct or indirect owner of such Subsidiary) and other assets of nominal value incidental thereto) and which, in the case of clauses (a)(i) and (a)(ii), is prohibited from Guaranteeing the Indebtedness of any Person (other than, in the case of a Subsidiary described in clause (a)(ii), the Subsidiary Secured Indebtedness of the Subsidiary of which it is the owner) pursuant to (A) any document, instrument or agreement evidencing such Subsidiary Secured Indebtedness or (B) a provision included in such Subsidiary’s organizational documents as a condition to the extension of such Subsidiary Secured Indebtedness, or (b) any Subsidiary (the “Subsidiary Guarantor”) obligated pursuant to a limited recourse Guarantee by such Subsidiary Guarantor in respect of Indebtedness incurred or assumed by another Subsidiary (the “Guarantied Subsidiary”) that is either (i) a direct, Wholly Owned Subsidiary of such Subsidiary Guarantor or (ii) the direct owner of such Subsidiary Guarantor, so long as (x) in either case, such limited recourse Guarantee is secured by an indemnity deed of trust on the Property owned by such Subsidiary Guarantor, (y) in either case, such Subsidiary Guarantor is prohibited from Guaranteeing the Indebtedness of any Person other than the Guarantied Subsidiary pursuant to (1) any document, instrument or agreement evidencing such Indebtedness or (2) a provision included in such Subsidiary Guarantor’s organizational documents as a condition to the extension of such Indebtedness, and (z) such Subsidiary Guarantor owns no assets other than the Property subject to the indemnity deed of trust and other assets of nominal value incidental thereto, and, in the case where the Guarantied Subsidiary is a Wholly Owned Subsidiary of such Subsidiary Guarantor, Equity Interests in the Guarantied Subsidiary. A Subsidiary shall only remain an Excluded Subsidiary for so long as the criteria in clauses (a) or (b) above are satisfied. For purposes of Section 9.3, in addition to the Subsidiaries described in clauses (a) and (b) above, a Guarantied Subsidiary shall be an “Excluded Subsidiary”.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined

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in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 23, 2015, among the Borrower, the Persons party thereto as “Lenders”, Wells Fargo Bank, National Association, as Administrative Agent and the other lenders party thereto, as amended as of September 15, 2015 (and all other amendments, restatements, modifications, refinancings, renewals, replacements or extensions thereof made in compliance with the terms hereof).

“Existing Credit Agreement Modification” has the meaning given that term in Section 12.6.(h)(i).

“Existing Credit Agreement Provisions” has the meaning given that term in Section 12.6.(h)(i).

“Extended Commitment” means any Class of Commitments the maturity of which shall have been extended pursuant to Section 12.6.(g).

“Extended Loans” means any Class of Loans the maturity of which shall have been extended pursuant to Section 12.6.(g).

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, provided that if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent. If Federal Funds Rate determined as provided above would be less than zero, Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means that certain fee letter dated as of June 27, 2016, by and among the Borrower, Capital One, National Association and U.S. Bank, National Association.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“Fitch” means Fitch, Inc., or any successor.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to a Person and for a given period, Funds from Operations as defined from time to time by the National Association of Real Estate Investment Trusts.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.

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“Gross Construction Budget” means the fully‑budgeted costs for the acquisition of, and construction or renovation of improvements on, a Property (or phase of development or renovation of a Property), including without limitation the cost of acquiring such Property (if applicable), reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs, all as reasonably determined by the Borrower in good faith.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”, including any Person that becomes a party to the Guaranty in accordance with Section 7.13. but excluding any Person released from the Guaranty pursuant to Section 7.13.(c). There are no Guarantors as of the Agreement Date.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, rather than primarily for the purpose of acquiring property or services, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 7.13. and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations for the deferred purchase price of property or services (other than trade debt, accruals or bank drafts arising in the ordinary course of business); (c) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon

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which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered (other than trade debt, accruals or bank drafts arising in the ordinary course of business); (d) Capitalized Lease Obligations of such Person; (e) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all Off-Balance Sheet Liabilities of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation (x) that would not then be required to be reflected as a liability on a balance sheet of such Person prepared in accordance with GAAP or (y) to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (i) net obligations under any Derivatives Contract not entered into as a hedge against existing interest rate risk in respect of Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); (j) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for Nonrecourse Indebtedness Guarantees); and (k) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation (valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (i) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (ii) the Fair Market Value of such property or assets). Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of such Indebtedness, shall be included as Indebtedness of such Person). Notwithstanding the use of GAAP, the calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 or 14 days thereafter (in each case, only if such period is available to all Lenders of the Class of the applicable LIBOR Loans) or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 or 14 days) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for a Class of Loans would otherwise end after the

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Termination Date for such Class of Loans, such Interest Period shall end on the Termination Date for such Class of Loans; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Cash Equivalents shall not constitute Investments. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or the equivalent) or higher from a Rating Agency.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the applicable British Bankers’ Association LIBOR rate for deposits

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in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period. If for any reason the LIBOR Screen Rate shall not be available at such time for a period equal in length to such Interest Period, then LIBOR shall be an interpolated rate as determined by the Administrative Agent at such time to be the rate at which the Lender acting as Administrative Agent or one of its affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Rate Loan and having a maturity equal to such Interest Period. If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero except in the case of LIBOR Loans in the Class of Loans incurred pursuant to Section 2.1. that the Borrower has identified in accordance with the terms of this Agreement pursuant to a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as applicable, as being subject to a Specified Derivatives Contract (or any replacement or renewal thereof) that has been entered into to hedge against fluctuations in interest rates in respect of such Loans. Notwithstanding the above, if “LIBOR” is used in connection with a Base Rate Loan, such rate shall be determined as modified by the definition of Base Rate.

“LIBOR Loan” means a Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance to provide security for any obligation, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the authorized filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1. or Section 2.17.

“Loan Document” means this Agreement, each Note, the Guaranty, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Low Occupancy Property” means a Property that has an Occupancy Rate of less than 80.0% in respect of which the Borrower has elected to value such Property at the Low Occupancy Property Value as set forth in the applicable Compliance Certificate.

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“Low Occupancy Property Value” means 80.0% of undepreciated GAAP book value for up to four consecutive quarters, after which time such Property may be carried at 50.0% of undepreciated GAAP book value.

“Major Redevelopment Property” means a Property (i) owned by the Borrower, any Subsidiary or any Unconsolidated Affiliate undergoing redevelopment (or which (as determined in good faith by the Borrower) will commence redevelopment within 12 months) where the Gross Construction Budget for such redevelopment is equal to or greater than 25.0% of the undepreciated GAAP book value of such Property immediately prior to the commencement of such redevelopment and (ii) the Borrower has elected to classify such Property as a Major Redevelopment Property. A Major Redevelopment Property shall cease to be a Major Redevelopment Property upon the first to occur of (i) such time as all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Property have been substantially completed for at least 4 full fiscal quarters (notwithstanding the fact that such Property may not achieved an Occupancy Rate of at least 80%) and (ii) the Borrower’s irrevocable election to no longer treat such Property as a Major Redevelopment Property.

“Major Redevelopment Property Value” means, with respect to a Major Redevelopment Property, at the Borrower’s election, either (a) 80.0% of the undepreciated GAAP book value of such Major Redevelopment Property immediately prior to the commencement of such redevelopment plus all incremental redevelopment cost incurred to date with respect to such Major Redevelopment Property or (b) the sum of (i) the quotient of (x) the NOI of such Major Redevelopment Property for the period of two fiscal quarters most recently ended immediately prior to the designation of such Property as a Major Redevelopment Property times 2 divided by (y) the applicable Capitalization Rate, plus (ii) all incremental redevelopment cost incurred to date with respect to such Major Redevelopment Property; provided, however, that a Major Redevelopment Property shall only be eligible for valuation pursuant to clause (b) hereof for up to 24 months following the commencement of the redevelopment of such Major Redevelopment Property.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the latest Termination Date.

“Marketable Securities” means: (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States or America or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or shall have trading privileges on the New York Stock Exchange, the American Stock Exchange or another recognized national United States securities exchange and (b) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States or America or the District of Columbia, which Persons have a Credit Rating of BBB- or Baa3 or better.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

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“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

“Material Nonrecourse Indebtedness” has the meaning given that term in Section 10.1.(d)(ii).

“Material Recourse Indebtedness” has the meaning given that term in Section 10.1.(d)(i).

“Material Subsidiary” means any Person that (a) is a Subsidiary and (b) has assets with a Fair Market Value equal to or greater than 10.0% of Consolidated Total Asset Value.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder (but excluding any such promissory note made by a Wholly Owned Subsidiary or a Controlled JV Subsidiary).

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable) but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses with respect to such Property (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding acquisition costs, general overhead expenses of the Borrower and its Subsidiaries and any property management fees) minus (c) the greater of

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(i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3.0% of the gross revenues for such Property for such period.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Wholly Owned Subsidiary” means any Subsidiary of a Person that is not a Wholly Owned Subsidiary.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other exceptions to nonrecourse liability that are either customary in non-recourse financings for real estate or are approved by the Administrative Agent) is contractually limited to specific assets of such Person (including without limitation Equity Interest in other Persons held by such Person) encumbered by a Lien securing such Indebtedness.

“Nonrecourse Indebtedness Guarantees” means Guarantees in respect of Nonrecourse Indebtedness where liability of the guarantor is limited to customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other exceptions to nonrecourse liability that are either customary in non-recourse financings for real estate or are approved by the Administrative Agent.

“Note” means a promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment or Loans, as applicable, as originally in effect and otherwise duly completed.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) or any other applicable provision of this Agreement evidencing the Borrower’s request for a borrowing of Loans of a particular Class.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether

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or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of units in the case of an multifamily Property or square feet in the case of any other Property leased to tenants that are not affiliated with the Borrower pursuant to binding leases to (b) the aggregate number of units or square feet, as applicable, of such Property.

“Off-Balance Sheet Liabilities” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10‑Q or Form 10‑K (or their equivalents) which the Borrower is required to file with the SEC.

“OP” has the meaning given that term in Section 12.20.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).

“Ownership Share” means, with respect to any Subsidiary (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of the Borrower, the greater of (a) the Borrower’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) the Borrower’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 12.5.(d).

“Participant Register” has the meaning given that term in Section 12.5.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

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“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any governmental authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and (f) Liens in favor of the Borrower or any other Wholly Owned Subsidiary securing Indebtedness owing by a Subsidiary to the Borrower or such Wholly Owned Subsidiary.

“Permitted Negative Pledge Provision” means a Negative Pledge contained in any agreement (a) evidencing unsecured Indebtedness which contains restrictions on encumbering assets that are substantially the same as the corresponding restrictions contained in the Loan Documents or (b) related to assets to be sold where such Negative Pledge relates only to such assets pending such sale.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any governmental authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent 2.0% per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Loans that are Base Rate Loans plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting unscheduled partial redemptions or balloon, bullet or similar redemptions in full of Preferred Equity Interests.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, the rate of interest from time to time announced by the Lender then acting as the Administrative Agent at its principal office as its prime commercial lending rate, it being understood that

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such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by such Lender to any customer and such rate is set by such Lender based upon various factors including such Lender’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by such Lender shall take effect at the opening of business on the day specified in the announcement of such change.

“Principal Office” means the office of the Administrative Agent located at 1680 Capital One Drive, 10th Floor, McLean, Virginia 22102, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means, with respect to a Person, any parcel of real property (whether owned in fee or subject to a lease), together with any building, facility, structure, equipment or other asset located on such parcel of real property, in each case owned or leased by such Person.

“QI” has the meaning given that term in the definition of 1031 Property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Recourse Indebtedness” means any Indebtedness of a Person that is not Nonrecourse Indebtedness.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

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“REIT Entity” has the meaning given that term in Section 12.20.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization” has the meaning given that term in Section 12.20.

“Required Joinder Date” the date on which the Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which any of the conditions described in subsection (a) of Section 7.13. first applies to a Subsidiary.

“Requisite Class Lenders” means, with respect to any Class of Lenders on any date of determination, Lenders of such Class (a) having more than 50.0% of the aggregate amount of the Commitments of such Class, or (b) if the Commitments of such Class have terminated, holding more than 50.0% of the aggregate principal amount of the outstanding Loans of such Class; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded.

“Requisite Lenders” means, as of any date, Lenders, in the aggregate, having more than 50.0% of the amount of the Commitments then in effect and holding more than 50.0% of the aggregate principal amount of the outstanding Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer or chief accounting officer of the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests to the holders of such Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country, region or territory which itself is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

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“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets on a going concern basis (excluding any Indebtedness due from any Affiliate of such Person that does not have an Investment Grade Rating and the accounts of which are not consolidated with such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company, trust or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is, at the time of determination thereof, directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Secured Indebtedness” has the meaning given to that term in the definition of “Excluded Subsidiary”.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 30.0% of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Termination Date” means (a) with respect to the Loans made pursuant to Section 2.1., July 21, 2023 and (b) with respect to any other Class of Loans, the “Termination Date” specified for such Class of Loans in the Loan Documents establishing such Class of Loans.

“Titled Agent” has the meaning given that term in Section 11.9.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period, (a) Unencumbered NOI minus (b) Capital Reserves for such period attributable to Eligible Properties included in Unencumbered NOI.

“Unencumbered NOI” means, for any period, the aggregate Net Operating Income for such period of all Eligible Properties the Net Operating Income of which the Borrower has elected pursuant to clause (i) of the second sentence of Section 8.3. to include for purposes of calculating Unencumbered Pool Value.

“Unencumbered Pool Value” means, without duplication (a) the (x) Unencumbered NOI (excluding Unencumbered NOI from any Property the value of which is included in the determination of Unencumbered Pool Value under any of the immediately following clauses (b), (d) or (e)), for the fiscal quarter most recently ended (y) multiplied by 4, (z) divided by the applicable Capitalization Rate; plus (b) the GAAP book value of all Eligible Properties acquired during the period of six fiscal quarters most recently ended; provided that the Borrower may irrevocably elect that the value of a recently acquired Eligible Property not yet owned for six quarters be determined in accordance with the preceding clause (a); plus (c) all Construction-in-Process for all Eligible Properties that are Development Properties; plus (d) the aggregate Major Redevelopment Property Values of all Eligible Properties that are Major Redevelopment Properties; plus (e) the aggregate Low Occupancy Property Values of all Eligible Properties that are Low Occupancy Properties; plus (f) the GAAP book value of each parcel of Unimproved Land that satisfies all of the requirements of the definition of “Eligible Property” other than clause (a) of such definition; plus (g) Unrestricted Cash. Eligible Properties disposed of during the fiscal quarter most recently ended shall not be included in the calculation of Unencumbered Pool Value. In addition, to the extent the amount of Unencumbered Pool Value attributable to Development Properties, Major Redevelopment Properties, Low Occupancy Properties, Unimproved Land, assets held by Controlled JV Subsidiaries and Properties subject to a ground lease (other than the Property located at 2000 M Street, Washington D.C.) would exceed 25.0% of Unencumbered Pool Value, such excess shall be excluded from Unencumbered Pool Value; provided, however that to the extent the amount of Unencumbered Pool Value attributable to (u) Development Properties exceeds 20.0% of the Unencumbered Pool Value, (v) Major Redevelopment Properties exceeds 20.0% of the Unencumbered Pool Value, (w) Low Occupancy Properties exceeds 10.0% of the Unencumbered Pool Value, (x) Unimproved Land exceeds 5% of the Unencumbered Pool Value, (y) assets held by Controlled JV Subsidiaries exceeds 10.0% of the Unencumbered Pool Value and (z) Properties subject to a ground lease (other than the Property located at 2000 M Street, Washington D.C.) exceed 10.0% of the Unencumbered Pool Value, such excesses shall be excluded from Unencumbered Pool Value.

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“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash” means cash and Cash Equivalents held by the Borrower and its Subsidiaries (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted, it being understood by the parties that cash and Cash Equivalents representing proceeds from the sale of an asset, which proceeds have been escrowed in anticipation of a like-kind exchange, will not be considered restricted).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ or trustees’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. In addition, the term “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that has elected to be treated as a “real estate investment trust” in accordance with Section 856 through 860 of the Internal Revenue Code and in which either the Borrower or a Subsidiary of the Borrower described in clause (a) of this definition owns 100% of the outstanding common Equity Interests and has management control.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. General; References to Eastern Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 12.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document,

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instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless otherwise expressly provided herein, references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of a Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time daylight or standard, as applicable.

Section 1.3. Financial Attributes of Unconsolidated Affiliates.
When determining compliance by the Borrower with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Borrower of the financial attributes (assets, liabilities, income or expenses) of Unconsolidated Affiliates shall be included.

ARTICLE II. CREDIT FACILITY
Section 2.1. Loans.
(a)    Making of Loans. Subject to the terms and conditions hereof, during the period from and including the Effective Date to 2:00 p.m. Eastern time on the Availability Termination Date, each Lender severally and not jointly agrees to make Loans to the Borrower in the aggregate principal amount up to, but not exceeding, the amount of such Lender’s Commitment. The borrowing of Loans shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $500,000 in excess thereof. Notwithstanding the immediately preceding sentence, a borrowing of Loans may be in the aggregate amount of the unused Commitments. Upon each such Lender’s funding of its Loan, such Lender’s Commitment shall be permanently reduced by the principal amount of such Loan. On the Availability Termination Date, the Commitments of the Lenders shall terminate (if not previously terminated).

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(b)    Requests for Loans. Not later than 11:00 a.m. Eastern time at least 1 Business Day prior to a borrowing of Loans that are to be Base Rate Loans and not later than 11:00 a.m. Eastern time at least 3 Business Days prior to a borrowing of Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the Type of the Loans, the initial Interest Period for such Loans (if such Loans are to be LIBOR Loans) and the amount of such LIBOR Loans, if any, that the Borrower has elected to have subject to a Specified Derivatives Contract that provides a hedge against interest rate risks and the Specified Derivative Contracts to which such amount is subject. Such notice shall be irrevocable once given and binding on the Borrower. No more than 3 Notices of Borrowings may be submitted on behalf of the Borrower prior to the Availability Termination Date.

(c)    Funding of Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each such Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 1:00 p.m. Eastern time on the date of such proposed Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in writing to the Administrative Agent, not later than 2:00 p.m. Eastern time on the date of the requested borrowing of Loans, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Loans once repaid.

(d)    Assumptions Regarding Funding by Revolving Lenders. With respect to Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.

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Section 2.2. [Intentionally Omitted]
Section 2.3. [Intentionally Omitted]
Section 2.4. [Intentionally Omitted]
Section 2.5. Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of the applicable Class of such Loan; and

(ii)    during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans of the applicable Class of such Loan.

Notwithstanding the foregoing, (x) while an Event of Default under Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist or (y) upon the vote of the Requisite Lenders in the case of the existence of any other Event of Default not described in the preceding clause (x), in each case, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) for Loans that are not LIBOR Loans, monthly in arrears on the first Business Day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) for LIBOR Loans, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6. Number of Interest Periods.
There may be no more than 5 different Interest Periods for Loans.

Section 2.7. Repayment of Loans.
The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, a Class of Loans on the Termination Date for such Class of Loans.

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Section 2.8. Prepayments.
(a)    Optional. Subject to Section 4.4. and except as otherwise provided in the immediately following subsection (c), the Borrower may prepay any Class of Loans at any time without premium or penalty. The Borrower shall give the Administrative Agent (i) with respect to the prepayment of any LIBOR Loan, at least 3 Business Days prior written notice of such prepayment and (ii) with respect to the prepayment of any Base Rate Loan, written notice not later than 12:00 pm noon Eastern time on the date of such prepayment. Each voluntary prepayment of a Class of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.

(b)    No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

(c)    Prepayment Premium. During the periods set forth below, subject to the provisions of Section 12.6.(h)(iv), upon the prepayment (whether voluntary or otherwise) of any Loan hereunder, in whole or in part, the Borrower shall prepay such Loan at the prices (expressed as percentages of the principal amount of such Loan to be prepaid) set forth below, plus accrued and unpaid interest, and any additional amounts pursuant to Section 4.4., if any, to the date of prepayment:

Period	Percentage
Effective Date to and including July 22, 2017	102.0%
July 23, 2017 to and including July 22, 2018	101.0%
All times after July 23, 2018	100.0%

The Borrower acknowledges and agrees that the amounts payable by it under this Section in connection with the prepayment of the Loans is a reasonable calculation of the lost profits of the Lenders in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of such Loans.

Section 2.9. [Intentionally Omitted]
Section 2.10. Continuation.
So long as no Event of Default exists and, without the prior written consent of the Administrative Agent, so long as no Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans, Class and portions thereof subject to such Continuation, (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder and (d) the amount of such LIBOR Loans, if any, that the Borrower has elected to have subject to a Specified Derivatives Contract that provides a hedge against interest rate risks and the Specified Derivatives Contract(s) to which such amount is subject. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.

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Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11. Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type but of the same Class; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans of a Class into LIBOR Loans of such Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. Eastern time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into, (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan and (f) the amount of such LIBOR Loans, if any, that the Borrower has elected to have subject to a Specified Derivatives Contract that provides a hedge against interest rate risks and the Specified Derivatives Contract(s) to which such amount is subject. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12. Notes.
(a)    Notes. The Loans made by each Lender shall, if requested by any Lender in writing to the Administrative Agent, in addition to this Agreement, also be evidenced by a Note, payable to the order of such Lender in a principal amount equal to the amount of its Loan and otherwise duly completed.

(b)    Records. The date, amount, interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

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Section 2.13. Voluntary Reductions of the Commitments.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $1,000,000 and integral multiples of $500,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Reduction Notice”). Promptly after receipt of a Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated, except as provided pursuant to Section 2.17. The Borrower shall pay all interest and fees on the Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 4.4.

Section 2.14. [Intentionally Omitted]
Section 2.15. [Intentionally Omitted]
Section 2.16. [Intentionally Omitted]
Section 2.17. Additional Loans.
(a)    The Borrower shall have the right exercisable 3 times during the period beginning on the Availability Termination Date to but excluding the Termination Date, to request the making of additional Loans (“Additional Loans”), by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such Additional Loans, the aggregate outstanding principal balance of the Loans shall not exceed $300,000,000. Each such borrowing of Loans must be an aggregate minimum amount of $20,000,000 and integral multiples of $500,000 in excess thereof. No Lender shall be obligated in any way whatsoever to make an Additional Loan, and any new Lender becoming a party to this Agreement in connection with any such requested making of Additional Loans must be an Eligible Assignee. The making of Additional Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the date of the making of such Additional Loans, (y) the Continuing Representations made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of the making of such Additional Loans except to the extent that such representations and warranties expressly related solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder and (z)  the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such borrowing of such Additional Loans and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Additional Loans; (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes of the applicable Class of Loans executed by the Borrower, payable

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to any new Lenders making such Additional Loans of such Class, and replacement Notes (and if any such Note is in replacement of an existing Note, such Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower, a lost note affidavit including a customary indemnity)) of the applicable Class executed by the Borrower payable to such existing Lenders making such Additional Loans of such Class, in each case, in the aggregate principal amount of such Lender’s outstanding Loan of the applicable Class at the time of the making of such Additional Loans (and only if such Lender has requested that it receive Notes). In connection with the making of Additional Loans pursuant to this Section 2.17. any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

(b)    This Section 2.17. shall supersede any provisions in Section 3.2. or Section 12.6. to the contrary.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1. Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day); provided, however, if the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension, unless such Business Day falls in another calendar month, in which case the Borrower may elect for the date of payment thereof to be the next preceding Business Day. Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding

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the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) the making of Loans of a Class shall be made from the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (b) each payment or prepayment of principal of a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; (c) each payment of interest on a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; and (d) the Conversion and Continuation of Loans of a particular Class and Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan of a Class made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders of the same Class as such Lender in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders of such Class participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class made by the other Lenders of such Class or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders of such Class shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable. To such end, all the Lenders of such Class shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender of a Class so purchasing a participation (or direct interest) in the Loans or other Obligations owed to the other Lenders of such Class may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans of such Class in the amount of such participation so long as such Participant has agreed to be subject to this Section. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

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Section 3.5. Fees.
(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees then due as have been agreed to herein or in the Fee Letter in writing by the Borrower and the Administrative Agent or each Lender, as applicable.

(b)    Unused Fee. During the period from the Effective Date to but excluding the Availability Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders with Commitments, an unused facility fee equal to the daily aggregate amount of the Commitments times a rate per annum equal to 0.20%. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each fiscal quarter, commencing with the first fiscal quarter occurring after the Effective Date and on the Availability Termination Date. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as set forth in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed, except that interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.7. Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned when due and nonrefundable when paid.

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Section 3.8. Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders and Requisite Class Lenders and in Section 12.6.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of a Class in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans of such Class and all Loans of each Class are held by the Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

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(c)    Certain Fees. During any period that a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Fees otherwise payable to such Defaulting Lender under Section 3.5.

(d)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of each Class to be held by the Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)    Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment, if any, and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.5.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and shall pay to the Administrative Agent the assignment fee payable under Section 12.5.(b). The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders. In the event that a Defaulting Lender does not execute an Assignment and Assumption pursuant to Section 12.5.(b) within 5 Business Days after receipt by such Defaulting Lender of notice under this Section 3.9.(h) and presentation to such Defaulting Lender of an Assignment and Assumption evidencing an assignment pursuant to Section 12.5.(b), the Administrative Agent may elect, in its sole and absolute discretion, to execute such an Assignment and Assumption on behalf of such Defaulting Lender, and any such Assignment and Assumption so executed by the Administrative Agent, the Eligible Assignee and the Borrower, shall be effective for purposes of Section 12.5.(b). Each Defaulting Lender hereby grants to the Administrative Agent a limited power of attorney to execute any such Assignment and Assumption on behalf of such Defaulting Lender shall it fail to do so as required by this subsection. The Borrower confirms that is obligations under Section 12.9. apply to any and all actions taken or not taken by the Administrative Agent under this subsection.

Section 3.10. Taxes.
(a)    FATCA. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make

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such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested

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by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if

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requested by the Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable,; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant

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Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. YIELD PROTECTION, ETC.
Section 4.1. Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, any Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as shall compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)    changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

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(ii)    imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d)    Notification and Determination of Additional Costs. Each of the Administrative Agent, and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, further, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent and or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, provided that such determinations are made on a reasonable basis and in good faith; provided, however, that a Lender shall not be entitled to submit a claim for compensation based upon a Regulatory Change pursuant to any subsection of this Section 4.1. unless the making of such claim is consistent with such Lender’s general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims (it being agreed that a Lender shall not be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim).

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Section 4.2. Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)    the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period;

(b)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(c)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

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Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date; provided that in no event shall such compensation include any loss of anticipated profits. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting compensation under this Section and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 4.1.(c), 4.2. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans of the applicable Class held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.6. Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing

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to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7. Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to eliminate or reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT
Section 5.1. Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)    counterparts of this Agreement executed by each of the parties hereto;

(ii)    Notes executed by the Borrower, payable to each applicable Lender that has requested that it receive Notes prior to the Effective Date, and complying with the terms of Section 2.12.(a);

(iii)    an opinion of counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;

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(iv)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(v)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vi)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(vii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii)    evidence that the Fees, if any, then due and payable under Section 3.5., together with, to the extent a reasonably detailed invoice has been delivered to the Borrower prior to the date hereof, all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the reasonable and documented out‑of‑pocket fees and expenses of counsel to the Administrative Agent, have been paid; and

(ix)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending March 31, 2016;

(x)    the financial statements described in Section 6.1.(j) hereof; and

(xi) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(c)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially

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and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d)    the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(e)    the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 5.2. Conditions Precedent to All Loans.
In addition to satisfaction or waiver of the conditions precedent to the first Credit Event contained in Section 5.1., the obligations of Lenders to make any Loans are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; (b)(i) in the case of the first Credit Event, the representations and warranties of each Loan Party in each of the Loan Documents shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Credit Event and (ii) in the case of all other Credit Events, the Continuing Representations shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder and (c) the Administrative Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article V. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

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ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 6.1. Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and the Lenders to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)    Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)    Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries setting forth for each such Subsidiary, whether or not such Subsidiary is a Wholly Owned Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person held by it, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each of the Borrower and the other Loan Parties has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

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(d)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Loan Party to obtain a Governmental Approval (other than any required filing with the SEC) or violate any Applicable Law (including all Environmental Laws) relating to or any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e)    Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)    Title to Properties; Liens. Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, whether such Property is a Development Property or Major Redevelopment Property. Each of the Borrower, each other Loan Party and each other Subsidiary owns, or has a valid leasehold interest in, its respective Properties. As of the Agreement Date, there are no Liens against any Eligible Properties included in the calculation of Unencumbered Pool Value or the income of which is included in the calculation of Unencumbered NOI other than Permitted Liens.

(g)    Existing Indebtedness; Liens. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) in respect of borrowed money of each of the Borrower, the other Loan Parties and the other Subsidiaries. As of the Agreement Date, no event of default, (after giving effect to notice, grace and cure periods) exists with respect to any such Indebtedness.

(h)    Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits or proceedings pending (or, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document.

(i)    Taxes. All federal and state income and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and state income and other material taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.

(j)    Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2014 and December 31, 2015, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of

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Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2016, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved and in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, material liabilities, material liabilities for taxes, material unusual or long-term commitments or material unrealized or forward anticipated losses from any unfavorable commitments, in each case, that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(k)    No Material Adverse Change. Since December 31, 2015, there have been no changes, events, acts, conditions or occurrences of any nature, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect. The Borrower, the other Loan Parties and the other Subsidiaries, taken as a whole, are Solvent.

(l)    ERISA.

(i)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.

(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the knowledge of a Responsible Officer of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the

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ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(m)    Absence of Defaults. None of the Loan Parties or any of the other Subsidiaries is in material default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents.

(n)    Environmental Laws. Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the matters set forth on Schedule 6.1.(n) or that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, nor has it received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, could reasonably be expected to interfere with or prevent compliance or continued compliance with Environmental Laws, or could reasonably be expected to give rise to any other potential common‑law or legal claim or other liability, based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, could reasonably be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(o)    Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p)    Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(q)    Affiliate Transactions. Except as set forth on Schedule 6.1.(q), and except as permitted by Section 9.8., none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

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(r)    Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning and operating income-producing properties and such business activities and investments incidental or reasonably related thereto.

(s)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(t)    Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements and information of a general economic or general industry nature, including, without limitation, any projections furnished pursuant to Section 8.4.(n) and Section 8.4.(o)) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, when taken as a whole, complete and correct in all material respects, and did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading. All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, it being understood that actual result may vary materially from such projections and statements.

(u)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any Plan. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(v)    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees and agents (in their capacities as such) (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower has implemented and maintains in effect policies and procedures reasonably designed to confirm compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents (in their capacities as such) are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person and, to the knowledge of the Borrower, none of the respective directors, officers, employees or agents of the Borrower or any of its Subsidiaries is a Sanctioned Person.

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(w)    REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

(x)    Unencumbered Properties. Each Property included in any calculation of Unencumbered NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”. Each Property included in any calculation of Unencumbered Pool Value satisfied, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”.

Section 6.2. Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.4., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (ii) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation, and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except, in the case of clauses (i) (solely with respect to Subsidiaries other than Loan Parties), (ii) and (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to confirm compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

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Section 7.3. Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties and maintain (other than Development Properties and Major Redevelopment Properties) in good repair, working order and condition all tangible properties, ordinary wear and tear and condemnation and casualty events excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.4. Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(r) and not enter into any line of business not otherwise engaged in or permitted to be engaged in pursuant to Section 6.1.(r) by such Person as of the Agreement Date.

Section 7.5. Insurance.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and at similar localities or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a)  prior to delinquency, all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than 30 days past the due date therefor, all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, would without further passage of time become a Lien on any Eligible Property of such Person that is included in the calculation of Unencumbered Pool Value or the income of which is included in the calculation of Unencumbered NOI; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7. Books and Records; Inspections.
The Borrower will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in order to permit the preparation of financial statements accordance with GAAP. The Borrower will, and will cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default

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exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent.

Section 7.8. Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development, development and redevelopment costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; (d) to finance Investments in the Indebtedness or Equity Interests of any Person, in each case as permitted under this Agreement; (e) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries (including dividend distributions and stock repurchases otherwise permitted under this Agreement); and (f) to pay fees and expenses incurred in connection with the closing of this facility. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use the proceeds of any Loan in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.
Section 7.9. Environmental Matters.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties, to comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10. Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably requested by the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11. REIT Status.
Prior to the Reorganization, the Borrower shall maintain its status as, and election to be treated as, a REIT. On and after the Reorganization, the REIT Entity shall maintain its status as, and election to be treated as, a REIT.

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Section 7.12. Exchange Listing.
Prior to the Reorganization, the Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System. On and after the Reorganization, the REIT Entity shall maintain at least one class of common shares of the REIT Entity having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13. Guarantors.
(a)    Not later than the applicable Required Joinder Date following the date on which any of the following conditions first applies to any Subsidiary that is not a Guarantor, the Borrower shall cause such Subsidiary to execute and deliver an Accession Agreement (or if at such time a Guaranty is not in effect, a Guaranty substantially in the form of the Exhibit B) and the items specified in subsection (b) below:

(i)    such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower (other than (w) Guarantees of, and other obligations in respect of, Indebtedness relating to construction loans in an aggregate amount for such Guarantees and other obligations not in excess of $200,000,000 at any time, (x) Nonrecourse Indebtedness Guarantees and Guarantees of the type described in clause (b) of the definition of Excluded Subsidiary, (y) obligations in respect Indebtedness of a Subsidiary in respect of which recourse is limited to pledges of Equity Interests in the Subsidiary that is the primary obligor under such Indebtedness and (z) any Guaranty of Indebtedness of any Subsidiary acquired or assumed in connection with an acquisition of such Subsidiary so long as such Guaranty was in existence prior to the consummation of such acquisition and not incurred in in contemplation thereof); or

(ii)    (A) such Subsidiary owns an Eligible Property or other asset the value of which is included in the determination of Unencumbered Pool Value and (B) such Subsidiary, or any other Subsidiary that directly or indirectly owns any Equity Interests in such Subsidiary, incurs or suffers to exist (whether as a borrower, co-borrower, guarantor or otherwise) any Recourse Indebtedness.

(b)    On the date that any Accession Agreement or Guaranty is required to be delivered pursuant to subsection (a) above, the Borrower shall cause each Subsidiary that is required to become a Guarantor to deliver, in addition to the Accession Agreement or Guaranty to which it is a party, each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)    if requested by the Administrative Agent, an opinion of counsel to such Subsidiary, addressed to the Administrative Agent and the Lenders;

(ii)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each such Subsidiary certified as of a recent date by the Secretary of State of the state of formation of such Subsidiary;

(iii)    a certificate of good standing (or certificate of similar meaning) with respect to each such Subsidiary issued as of a recent date by the Secretary of State of the state of formation of each such Subsidiary and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as

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applicable) of each state in which each such Subsidiary is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(iv)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each such Subsidiary with respect to each of the officers of such Subsidiary authorized to execute and deliver the Loan Documents to which such Subsidiary is a party;

(v)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each such Subsidiary of (A) the by-laws of such Subsidiary, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Subsidiary to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

(vi)    such other documents, agreements and instruments as the Administrative Agent or any Lender through the Administrative Agent, may reasonably request.

Until a Subsidiary that is required to become a Guarantor under clause (ii) of the immediately preceding subsection (a) becomes a Guarantor, and delivers to the Administrative Agent the items required to be delivered pursuant to this subsection (b), (i) no Eligible Property owned or leased by such Subsidiary shall be included in calculations of Unencumbered Pool Value and (ii) no income attributable to any Eligible Property owned or leased by such Subsidiary shall be included in calculations of Unencumbered NOI.

(c)    Release of Guarantor. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release on the date requested for such release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not (or simultaneously upon its release will not be) otherwise required to be a party to the Guaranty under the immediately preceding subsection (a), (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release and (iii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in clauses (i) and (ii) of the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such requested release) are true and correct with respect to such requested release and that the Guarantor being released from the Guaranty has been (or simultaneously upon its release will be) released from all obligations in respect of any Indebtedness giving rise to the requirement that such Guarantor be a party to the Guaranty under subsection (a) above.

ARTICLE VIII. INFORMATION
For so long as this Agreement is in effect, the Borrower shall furnish (including by electronic means as provided in Section 8.5.) to the Administrative Agent for distribution to each of the Lenders:

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Section 8.1. Quarterly Financial Statements.
As soon as available and in any event within 10 days after the same is filed with the SEC for the first, second and third fiscal quarters of the Borrower (but in no event later than the date 45 days after the end of any such fiscal quarter), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).

Section 8.2. Year‑End Statements.
As soon as available and in any event within 10 days after the same is filed with the SEC for each fiscal year of the Borrower (but in no event later than the date 90 days after the end of any such fiscal year), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer, the chief financial officer, or executive vice president of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit.

Notwithstanding anything to the contrary in this Article VIII, following the consummation of the Reorganization, the Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Borrower described in Section 8.1. and this Section 8.2. above by furnishing financial information relating to the REIT Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the REIT Entity and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, with respect to the consolidated balance sheet and income statement.

Section 8.3. Compliance Certificate.
At the time the financial statements are furnished pursuant to the immediately preceding Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer or the chief accounting officer of the Borrower (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1.; and (b) stating that to his or her knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure. Each Compliance Certificate shall include (i) a reasonably detailed list of all Properties which the Borrower has elected to include in calculations of Unencumbered NOI and Unencumbered Pool Value for the fiscal period covered by such Compliance Certificate (it being understood that so long as no Default or Event of Default exists or would

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occur as a result of such election, the Borrower shall be free to include or exclude from such calculations any Property that would otherwise be eligible for inclusion), (ii) a summary with respect to each Property then included in calculations of Unencumbered NOI and Unencumbered Pool Value, including without limitation, a quarterly and year-to-date statement of Net Operating Income, (iii) a statement of Funds From Operations, and (iv) a report listing Properties acquired in the most recently ended fiscal quarter setting forth for each such Property the purchase price and Net Operating Income for such Property and indicating whether such Property is collateral for any Indebtedness of the owner of such Property that is secured in any manner by any Lien and, if so, a description of such Indebtedness.

Section 8.4. Other Information.
(a)    Within 10 days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange (which information may be delivered by electronic means as provided in Section 8.5.);

(b)    Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any other Loan Party or any other Subsidiary (which information may be delivered by electronic means as provided in Section 8.5.);

(c)    Promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(d)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)    To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(f)    Prompt notice of (i) any change in the executive management of the Borrower, any other Loan Party or any other Subsidiary (which notice may be delivered by electronic means as provided in Section 8.5.) and (ii) any matter which has had, or could reasonably be expected to have, a Material Adverse Effect (which notice may be delivered by electronic means as provided in Section 8.5.);

(g)    Prompt notice of the occurrence of any Default or Event of Default;

(h)    Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

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(i)    Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(j)    Promptly, upon each request, information identifying the Borrower or any other Loan Party as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(k)    Simultaneously with the year-end financial statements furnished pursuant to Section 8.2., profit and loss projections of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma determinations of the ratios or amounts specified in each of the covenants contained in Section 9.1. at the end of each fiscal quarter of the next succeeding fiscal year, it being understood and agreed that the projections and pro forma determinations provided under this subsection (o) shall be furnished for informational purposes only and shall not be a basis for determining or declaring the occurrence, existence or continuation of any Default or Event of Default;

(l)    Simultaneously with the year-end financial statements furnished pursuant to Section 8.2., a report in form and content satisfactory to the Administrative Agent detailing the Borrower’s, together with its Subsidiaries’, projected sources and uses of cash for each quarter of the next succeeding fiscal year. Such sources and uses shall be furnished for informational purposes only and shall not be a basis for determining or declaring the occurrence, existence or continuation of any Default or Event of Default and shall include but not be limited to excess operating cash flow, projected borrowings under existing credit facilities or debt issuances, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds. Such uses shall include but not be limited to cash obligations for binding acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans, hedge settlements and other anticipated uses of cash;

(m)    Within 10 Business Days of the Administrative Agent’s written request, a current rent roll for any one or more Properties then included in the calculations of Unencumbered NOI and Unencumbered Pool Value;

(n)    From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request; and

(o)    Following the Reorganization, while any Event of Default exists, the Borrower shall give the Administrative Agent at least 5 Business Days’ prior notice of (i) any redemption of any Equity Interests of the OP for cash as permitted under Section 9.1.(f)(ii) and (ii) any Restricted Payment by the Borrower to the REIT Entity to fund administrative and operating expenses as permitted under Section 9.1.(f)(iii).

Section 8.5. Electronic Delivery of Certain Information.
(a)    Documents required to be delivered by or on behalf of the Borrower pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website (such as www.sec.gov) or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to notices to any Lender pursuant to Article II. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic

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communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6. Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and, if requested by the Administrative Agent, the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. All Information Materials that are neither identified as “Public Information” nor included in public filings made by the Borrower or any of its Subsidiaries with the SEC shall be deemed to be private and confidential. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information (a “Public Lender”) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 8.5. in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 8.5. and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws.

Section 8.7. USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, a cash

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management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.
The Borrower shall comply with following financial covenants at all times specified below but shall in any event only report on compliance as required pursuant to Section 8.3. or any other applicable provision of this Agreement:

(a)    Ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value. The Borrower shall not permit the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (ii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso for more than four fiscal quarters (whether or not consecutive) and (iii) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For the purpose of calculating such ratio, (a) Consolidated Total Indebtedness shall be adjusted by deducting an amount equal to the lesser of the amount of (i) Unrestricted Cash on the date of determination and (ii) Consolidated Total Indebtedness and (b) Consolidated Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Total Indebtedness is adjusted under the immediately preceding clause (a).

(b)    Ratio of Consolidated Secured Indebtedness to Consolidated Total Asset Value. The Borrower shall not permit the ratio of (i) Consolidated Secured Indebtedness to (ii) Consolidated Total Asset Value, to exceed 0.40 to 1.00 at any time.

(c)    Ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges. The Borrower shall not permit the ratio of (i) Consolidated Adjusted EBITDA for any fiscal quarter to (ii) Consolidated Fixed Charges for such fiscal quarter, to be less than 1.50 to 1.00 at the end of such fiscal quarter.

(d)    Ratio of Unencumbered Adjusted NOI to Consolidated Interest Expense on Consolidated Unsecured Indebtedness. The Borrower shall not permit the ratio of (i) Unencumbered Adjusted NOI for any fiscal quarter to (ii) Consolidated Interest Expense on Consolidated Unsecured Indebtedness for such fiscal quarter, to be less than 1.75 to 1.00 at the end of such fiscal quarter.

(e)    Ratio of Consolidated Unsecured Indebtedness to Unencumbered Pool Value. The Borrower shall not permit the ratio of (i) Consolidated Unsecured Indebtedness to (ii) Unencumbered Pool Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (e) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (ii) the Borrower has not maintained compliance with this subsection (e) in reliance on this proviso for more than four fiscal quarters (whether or not consecutive) and (iii) such ratio (after giving effect to such Material Acquisition)

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is not greater than 0.65 to 1.00 at any time. For the purpose of calculating such ratio, (a) Consolidated Unsecured Indebtedness shall be adjusted by deducting an amount equal to the lesser of the amount of (i) Unrestricted Cash on the date of determination and (ii) Consolidated Unsecured Indebtedness and (b) Unencumbered Pool Value shall be adjusted by deducting therefrom the amount by which Consolidated Unsecured Indebtedness is adjusted under the immediately preceding clause (a).
(f)    Dividends and Other Restricted Payments. If (i) an Event of Default under Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or (ii) as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), neither the Borrower nor any Subsidiary shall directly or indirectly declare or make, or incur any liability to make any Restricted Payments. If any Event of Default other than those specified in clauses (i) and (ii) of the immediately preceding sentence exists and the Obligations have not been accelerated pursuant to Section 10.2.(a), the Borrower may only declare or make, or incur any liability to make, cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower (or following the Reorganization, the REIT Entity) to maintain compliance with Section 7.11. Notwithstanding anything to the contrary in this Section, (i) Subsidiaries may make Restricted Payments to the Borrower and to other Subsidiaries, (ii) following the consummation of the Reorganization, the OP or any other Subsidiary of the REIT Entity may redeem for cash limited partnership interests or membership interests in the OP pursuant to customary redemption rights granted to the applicable limited partner or member, but only to the extent that, in the good faith determination of the Borrower, issuing shares of the REIT Entity in redemption of such partnership or membership interests reasonably could be considered to impair its ability to maintain its status as a REIT, and (iii) following the consummation of the Reorganization, to the extent constituting a Restricted Payment, payments may be made by the Borrower to the REIT Entity to the extent required to fund administrative and operating expenses of the REIT Entity to the extent attributable to any activity of or with respect to the REIT Entity that is not otherwise prohibited by this Agreement.

Section 9.2. Reciprocal Lien.
If any Eligible Property included in the calculation of Unencumbered Pool Value or the income of which is included in the calculation of Unencumbered NOI becomes subject to a Lien causing such Property to no longer satisfy the definition of Eligible Property, and, as a result, a Default or Event of Default occurs, then the Borrower or the applicable Subsidiary will make or cause to be made a provision whereby the Obligations will be secured equally and ratably with all other obligations secured by such Lien, and in any case the Lenders shall have the benefit, to the full extent that and with such priority as, the Lenders may be entitled under Applicable Law, of an equitable Lien on such Property securing the Obligations. The grant of a Lien pursuant to this Section 9.2. shall not be deemed to cure any Default or Event of Default occurring as a result of such Eligible Property becoming subject to such Lien.

Section 9.3. Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other Equity Interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; provided that this Section shall not apply to: (i) with respect to clause (d), (A) restrictions contained in any agreement relating to the sale of assets pending sale, or relating to Indebtedness secured by a Lien on assets which Indebtedness the Borrower or a Subsidiary, as applicable,

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is not prohibited from creating, incurring, assuming, or permitting or suffering to exist by the Loan Documents; provided that in any such case, the restrictions apply only to the assets that are the subject of such sale or Lien, as the case may be or (B) customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business and (ii) with respect to clauses (a) through (d), those encumbrances or restrictions (A) contained in any Loan Document, (B) contained in any other agreement that evidences unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to those contained in the Loan Documents, (C) contained in organizational documents of, or other agreements governing an Investment in, or Indebtedness incurred by, any Excluded Subsidiary, Unconsolidated Affiliate or any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent applicable to the Equity Interest in such Subsidiary or Unconsolidated Affiliate or the assets of such Subsidiary or Unconsolidated Affiliate) or (D) obligations restricting the sale or other transfer of assets pursuant to “tax protection” (or similar) agreements entered into with limited partners or members of the OP or of any other Subsidiary of the REIT Entity.

Section 9.4. Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired, having a fair market value in excess of the Substantial Amount; or (d) engage in a transaction or a series of related transactions in which it acquires assets having a fair market value in excess of the Substantial Amount or make an Investment in any other Person in excess of the Substantial Amount; provided, however, that:

(i)    the Borrower or any Subsidiary may merge with or into any other Subsidiary or any other Person so long as no Default or Event of Default is or would be in existence immediately thereafter; provided, however, that in the case of any merger involving (x) the Borrower, the Borrower shall be the surviving entity or (y) any Loan Party (other than the Borrower), the surviving entity shall be a Loan Party or shall become a Loan Party in accordance with the applicable terms of this Agreement;

(ii)    the Borrower or any Subsidiary may sell, lease or otherwise transfer or dispose of its assets to the Borrower or any other Subsidiary so long as no Default or Event of Default is or would be in existence immediately thereafter;

(iii)    any Loan Party and any other Subsidiary may, directly or indirectly, sell, lease or otherwise transfer, whether by one or a series of transactions, assets having a fair market value in excess of the Substantial Amount (including capital stock or other securities of Subsidiaries) to any other Person, so long as (1) the Borrower shall have given the Administrative Agent and the Lenders at least 15 days prior written notice (or such shorter period as may be acceptable to the Administrative Agent) of such sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; provided, however, that if, prior to the occurrence of a Default (or, during the existence of a Default, so long as the relevant agreement expressly states that sale of the Property subject to the agreement is conditioned on the approval of the Lenders), such Loan Party or Subsidiary has entered into an agreement to sell a Property which agreement requires that such Property be sold at a time during which a Default exists, such Loan Party or Subsidiary shall be permitted to sell such Property if a Default (but not an Event of Default) exists to the extent necessary for such Loan Party or Subsidiary

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to comply with the terms of such agreement, subject to such Loan Party or Subsidiary having received the approval of the Lenders required pursuant to the terms of any agreement entered into during the existence of a Default; and (3) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 9.1., after giving effect to such consolidation, merger, sale, lease or other transfer;

(iv)    any Loan Party and any other Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) assets, in a single transaction or series of related transactions, having a fair market value in excess of the Substantial Amount, or make an Investment in any other Person in an amount in excess of the Substantial Amount, so long as (1) the Borrower shall have given the Administrative Agent and the Lenders at least 15 days prior written notice (or such shorter period as may be acceptable to the Administrative Agent) of such purchase, acquisition, merger, consolidation or Investment (collectively, "acquisition"); (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; provided, however, that if, prior to the occurrence of a Default (or, during the existence of a Default, so long as the relevant agreement expressly states that acquisition of the Property subject to the agreement is conditioned on the approval of the Lenders), such Loan Party or Subsidiary has entered into an agreement to acquire a Property which agreement requires that such Property be acquired at a time during which a Default (but not an Event of Default) exists, such Loan Party or Subsidiary shall be permitted to acquire such Property to the extent necessary for such Loan Party or Subsidiary to comply with the terms of such agreement, subject to such Loan Party or Subsidiary having received the approval of the Lenders required pursuant to the terms of any agreement entered into during the existence of a Default; (3) in the case of a consolidation or merger involving (x) the Borrower, the Borrower shall be the survivor thereof or (y) any Loan Party (other than the Borrower), the survivor thereof shall be a Loan Party or shall become a Loan Party in accordance with the applicable terms of this Agreement; and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 9.1., after giving effect to such acquisition;

(v)    the Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(vi)    any Subsidiary that is not a Material Subsidiary may liquidate and dissolve itself (or suffer its liquidation or dissolution) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and

(vii)    Borrower and its Subsidiaries may effect the transactions described in clauses (a) through (d) of this Section 9.4. to the extent necessary or convenient to consummate the Reorganization in accordance with the requirements of Section 12.20.

Section 9.5. Plans.

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The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.6. Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7. Modifications of Organizational Documents.
The Borrower shall not enter into, and shall not permit any Loan Party or any other Subsidiary to enter into any amendment, supplement, restatement or other modification of its certificate or articles of incorporation, articles of organization or formation, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) that could reasonably be expected to have a Material Adverse Effect or that would be adverse to the rights and remedies of the Administrative Agent and Lenders in any material respect.

Section 9.8. Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and will not permit any other Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower except (a) as set forth on Schedule 6.1.(q), (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms, (c) transactions which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (d) transactions entirely by and among Loan Parties and Subsidiaries, (e) following the Reorganization, payments by the Borrower to the REIT Entity to the extent required to fund administrative and operating expenses of the REIT Entity and which are not prohibited by the Loan Documents, (f) transactions by and among Subsidiaries and Unconsolidated Affiliates not otherwise prohibited under the Loan Documents, (g) transactions not prohibited by Section 9.1.(f) or 9.4. and (h) transactions necessary or convenient to consummate the Reorganization in accordance with Section 12.20.

Section 9.9. Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts, other than Derivatives Contracts entered into by the Borrower, any such other Loan Party or any such other Subsidiary in the ordinary course of business and which, when entered into, were intended to establish an effective hedge either (i) in respect of existing or permitted Indebtedness or (ii) in respect of liabilities, commitments or assets held or reasonably anticipated to be held by the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE X. DEFAULT
Section 10.1. Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

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(a)    Default in Payment. (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (A) the principal of any of the Loans, or (B) interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document in the case of this clause (B) only, within 10 Business Days after becoming due, or (ii) any other Loan Party shall fail to pay within 10 Business Days after becoming due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.

(b)    Default in Performance.

(i)    Any Loan Party shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed and contained in Section 7.1.(i) (solely with respect to the existence of the Borrower) or Article IX. (other than Section 9.7. or Section 9.9.); or

(ii)    Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 calendar days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made, it being understood that no projections furnished pursuant to Section 8.4.(k) and Section 8.4.(l) or otherwise shall be a basis for determining or declaring the occurrence, existence or continuation of any Default or Event of Default.

(d)    Indebtedness Cross‑Default.

(i)    The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and any Nonrecourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other such Indebtedness as to which such a failure exists, of $50,000,000 or more (“Material Recourse Indebtedness”); or

(ii)    (x) The maturity of any Material Recourse Indebtedness (or Nonrecourse Indebtedness having an aggregate outstanding principal amount in excess of 5.0% of Consolidated Total Asset Value (“Material Nonrecourse Indebtedness”)) shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Recourse Indebtedness or Material Nonrecourse Indebtedness or (y) any Material Recourse Indebtedness or Material Nonrecourse Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof (other than as a result of (A) customary non‑default mandatory prepayment requirements associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as

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a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the Borrower’s equity securities shall not be subject to this clause (ii) as long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock) of the Borrower pursuant to the terms of such Indebtedness); or

(iii)    Any other event shall have occurred and be continuing (after giving to notice, grace and cure periods) as a result of which any holder or holders of any Material Recourse Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is then permitted to accelerate the maturity of any such Material Recourse Indebtedness or is then permitted to require any such Material Recourse Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity and all applicable grace or cure periods shall have expired (other than as a result of (A) customary non‑default mandatory prepayment requirements associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the Borrower’s equity securities shall not be subject to this clause (iii) as long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock) of the Borrower pursuant to the terms of such Indebtedness).

(e)    Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party, any Material Subsidiary or any Subsidiary to which more than 10.0% of Consolidated Total Asset Value is attributable in the aggregate shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, any Material Subsidiary or any Subsidiary to which more than 10.0% of Consolidated Total Asset Value is attributable in the aggregate in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 90 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

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(h)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (excluding any amount for which insurance coverage has not been denied in writing by the applicable insurance carrier) exceeds, individually or together with all other such unsatisfied judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary (other than any judgment entered against a Subsidiary in relation to Nonrecourse Indebtedness where recourse with respect to such judgment remains limited to the assets securing such Nonrecourse Indebtedness), $50,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary (other than any warrant, writ of attachment, execution or similar process issued against the property of a Subsidiary in relation to Nonrecourse Indebtedness where such warrant, writ of attachment, execution or similar process attaches only to the assets securing such Nonrecourse Indebtedness), which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.

(j)    ERISA.

(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $50,000,000; or

(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)    Change of Control/Change in Management.

(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of Trustees of the Borrower (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or

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nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Borrower then in office.

Notwithstanding the foregoing provisions of this Section 10.1., if a Default or Event of Default shall occur solely as a result of a Property being treated as an Eligible Property that is not in fact an Eligible Property, such Default or Event of Default shall be deemed to not have occurred so long as the Borrower delivers to the Administrative Agent not later than 15 days from (x) the date on which a Responsible Officer of the Borrower obtains knowledge of the occurrence of such Default or Event of Default and (y) the date on which the Borrower has received written notice of such Default or Event of Default from the Administrative Agent, each of the following: (1) written notice thereof and (2) a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing compliance with the covenants set forth in Section 9.1. excluding such Property as an Eligible Property, as applicable.

Section 10.2. Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:

(a)    Acceleration; Termination of Facilities.

(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments.

(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Eligible Property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

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(e)    Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, to take any action or avail itself of any remedies available to such Specified Derivatives Provider under any Specified Derivatives Contract.

Section 10.3. Remedies Upon Default.
Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments shall immediately and automatically terminate.

Section 10.4. Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5. Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3.) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(b)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)    to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)    to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (d) payable to them; and

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(e)    the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI. for itself and its Affiliates as if a “Lender” party hereto.

Section 10.6. [Intentionally Omitted].
Section 10.7. Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.8. Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.9. Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents and of the Specified Derivatives Providers under the Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

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(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iii) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI. THE ADMINISTRATIVE AGENT
Section 11.1. Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected

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in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document or any Specified Derivatives Contract, as the case may be, as any other Lender or any Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3. Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved or consented to such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.6.(b).

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Section 11.4. Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5. Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6. Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage (determined as of the time that the applicable unreimbursed

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expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Commitment Percentage (determined as of the time that the applicable reimbursement is sought) of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall promptly share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7. Lender Credit Decision, Etc.
Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.

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The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.8. Successor Administrative Agent.
The Administrative Agent (a) may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) may be removed as Administrative Agent by the Requisite Lenders (excluding the Lender then acting as Administrative Agent) if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence, bad faith or willful misconduct in the course of performing its duties hereunder or (ii) has become a Defaulting Lender under clause (d) of the definition of such term. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or upon the removal of the current Administrative Agent, then, in the case of resignation by the Administrative Agent, the current Administrative Agent may, or in the case of removal of the Administrative Agent, the Requisite Lenders may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

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Section 11.9. Titled Agents.
Each of the Arrangers and Syndication Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10. Specified Derivatives Contracts.
No Specified Derivatives Provider that obtains the benefits of Section 10.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

ARTICLE XII. MISCELLANEOUS
Section 12.1. Notices.
Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Washington Real Estate Investment Trust
1775 Eye Street, NW, Suite 1000
Washington, D.C. 20006
Attention: Chief Financial Officer
Telecopier:    (202) 379-3554
Telephone:    (202) 774-3200

with a copy to:

Washington Real Estate Investment Trust
1775 Eye Street, NW, Suite 1000
Washington, D.C. 20006
Attention: General Counsel
Telecopier:    (202) 379-3554
Telephone:    (202) 774-3200

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If to the Administrative Agent:

Capital One, National Association
Thomas Kornobis
                        Agency Services
                        299 Park Ave, 31st Floor
New York, NY 10171

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) solely in the case of notices delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders in accordance with Article VIII, if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and reasonable and documented expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out‑of‑pocket fees and disbursements of counsel to the Administrative Agent and all reasonable and documented out‑of‑pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution

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and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and documented out‑of‑pocket fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder. Notwithstanding the foregoing, the obligation to reimburse the Lender Parties for fees and expenses in connection with the matters described in items (b) and (d) shall be limited to the reasonable and documented out‑of‑pocket fees, disbursements and other charges of one counsel to the Lender Parties and, if reasonably necessary, a single local counsel for the Lender Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Parties similarly situated. All amounts payable pursuant to this Section 12.2. shall be due and payable 15 days after receipt of a reasonably detailed invoice therefor.

Section 12.3. Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW

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AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED IN SECTION 12.1. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

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(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower (other than as permitted pursuant to Section 12.20.) may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of (w) an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, (x) contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, (y) an assignment of the entire remaining amount of an assigning Lender’s Commitment or Loans of a Class at the time owing to it, or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment of a Class (which for this purpose includes Loans outstanding thereunder) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment or Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount

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of the Commitment of the applicable Class held by such assigning Lender or the outstanding principal balance of the Loans of the applicable Class of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate Classes of Loans and Commitments on a non-rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment of a Class if such assignment is to a Person that is not already a Lender with a Commitment of such Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)    Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate, and such transferor Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower a lost note affidavit including a customary indemnity).

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

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(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than any Person to whom an assignment would be prohibited under Section 12.5.(b)(v) or (vi)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance

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of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 7.13.(c), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

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(g)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 12.6. Amendments and Waivers.
(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)    increase (or reinstate) or extend the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.1. or 5.2. or of any Default or Event of Default is not considered an increase in the Commitments of any Lender);

(ii)    reduce the principal of (including any prepayment premium), or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required (x) for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate” and (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)    modify the definition of “Termination Date” as it applies to a Class of Loans, otherwise postpone any date fixed for, or forgive, any payment of principal of (including any prepayment premium), or interest on, any Loans of a Class or for the payment of Fees or any other

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Obligations owing to the Lenders of such Class, in each case, without the written consent of each Lender of such Class directly affected thereby;

(v)    modify the definition of “Commitment Percentage” without the written consent of each Lender directly affected thereby;

(vi)    modify the provisions of Section 3.2. without the written consent of each Lender directly and adversely affected thereby;

(vii)    amend this Section, amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, modify the definition of the term “Requisite Lenders” or (except as otherwise provided in the immediately following clause (viii)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(viii)    modify the definition of the term “Requisite Class Lenders” as it relates to a Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class;

(ix)    release any Guarantor from its obligations under the Guaranty (except as contemplated by Section 7.13.(b)) without the written consent of each Lender (it being understood and agreed that this clause (ix) shall not apply to any amendment to Section 7.13. unless such amendment has the effect of releasing of any Person that has already become a Guarantor); or

(x)    waive a Default or Event of Default under Section 10.1.(a), except as permitted in Section 10.7., without the written consent of each Lender directly and adversely affected thereby.

(c)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as

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such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d)    Technical Amendments. Notwithstanding anything to the contrary in this Section 12.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

(e)    Loans. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of Administrative Agent and the Borrower (a) to provide for the making of Loans as contemplated by Section 2.17. and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such Loans in any determination of the Requisite Lenders.

(f)    Reorganization Amendments. Notwithstanding anything in this Section or any other provision of this Agreement and the Loan Documents to the contrary, each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended (or amended and restated), without the consent of any of the Lenders, to the extent necessary or appropriate in the opinion of the Administrative Agent to (i) effect the OP’s assumption of all of the Borrower’s liabilities and obligations under, and the Borrower’s transfer and assignment to the OP of all of the Borrower’s rights and benefits under, this Agreement and the other Loan Documents to which the Borrower is a party as permitted under Section 12.20. and (ii) effect such other amendments to (or amendment and restatement of) this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 12.20., including, without limitation, to amend representations, covenants and events of default as appropriate to permit consummation of the Reorganization and reflect the OP as the Borrower hereunder, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments or amendment and restatement.

(g)    [Intentionally omitted].

(h)    Modifications to Existing Credit Agreement.

(i)    If the Requisite Lenders (as defined in the Existing Credit Agreement) agree in writing (x) that a Property which does not meet one or more of the criteria for an “Eligible Property” under and as defined in the Existing Credit Agreement shall, nevertheless, be deemed to be such an “Eligible Property” or (y) to amend, modify, waive or restate any of the terms of the Existing Credit Agreement relating to guarantors, “Eligible Properties”, reporting requirements, representations and warranties, affirmative covenants, negative covenants, financial covenants, changes in GAAP, events of default and associated definitions (the “Existing Credit Agreement Provisions”) (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such amendment, modification, waiver or restatement) (each of the foregoing in clauses (x) and (y), an “Existing Credit Agreement Modification”), then (a) any Lender that is also (or whose Affiliate is) a “Lender” under the Existing Credit Agreement who affirmatively agreed

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to such Existing Credit Agreement Modification shall be deemed to have consented to a corresponding amendment, modification, waiver or restatement of the terms of this Agreement corresponding to the Existing Credit Agreement Provisions amended, modified, waived or restated by the Existing Credit Agreement Modification (a “Corresponding Modification”) and (b) if the Lenders described in clause (a) above constitute the Requisite Lenders, then, unless the Borrower notifies the Administrative Agent that this Agreement shall not require a Corresponding Amendment, simultaneously with the effectiveness of such Existing Credit Agreement Modification, the applicable provisions of this Agreement shall be deemed automatically amended, modified or restated, or such waiver, consent or approval granted, pursuant to a Corresponding Modification in a manner consistent with the Existing Credit Agreement Modifications under the Existing Credit Agreement. If requested by the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and each approving Lender (including any Lender deemed to have approved as described above) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval. Notwithstanding anything to the contrary in this subsection, the terms of this subsection shall not apply to any modification, restatement, waiver, consent or approval regarding any of the matters described in Section 12.6.(b). In the event compensation in the nature of an amendment fee (excluding any arranger fee or fees paid in connection with any matter described in Section 12.6.(b)) is paid in connection with an Existing Credit Agreement Modification, as a condition to the effectiveness of a Corresponding Modification in respect of such Existing Credit Agreement Modification, a corresponding amount of compensation shall be paid to the Lenders, subject to any conditions applicable to the payment of such compensation in respect of the Existing Credit Agreement.
(ii)    At any time that the Administrative Agent is not an Existing Credit Agreement Lender, the Borrower agrees to provide the Administrative Agent with (x) a copy of all draft documents distributed to the “Lenders” under the Existing Credit Agreement with respect to the Existing Credit Agreement Modification promptly upon such distribution and (y) a final, executed copy of each document in respect of each Existing Credit Agreement Modification.
(iii)    Notwithstanding the foregoing, if any financial covenant contained in the Existing Credit Agreement (including any related material definitions for such covenants) is amended or otherwise modified in a manner that is more restrictive to the Loan Parties under the Existing Credit Agreement than the financial covenants then set forth in the Existing Credit Agreement or any additional financial covenant not set forth in this Agreement is included in the Existing Credit Agreement and such financial covenant is more restrictive to the Loan Parties under the Existing Credit Agreement than the financial covenants then set forth in the Existing Credit Agreement, then and in such event the Borrower shall provide notice thereof to the Administrative Agent and the corresponding financial covenant set forth in this Agreement shall automatically be deemed to be amended, modified or incorporated herein by reference, as applicable, with the same effect as in the Existing Credit Agreement, unless the Requisite Lenders otherwise agree in writing in their sole discretion.
(iv)    Notwithstanding anything to the contrary, if (i) any modification or amendment is made to (or waiver granted with respect to) any representation or warranty, affirmative covenant, negative covenant, financial covenant or event of default (including any material definition related to any of the foregoing) of the Existing Credit Agreement (or any facility refinancing, replacing, modifying, extending or increasing the facility under the Existing Credit Agreement) which is also contained in this Agreement and (ii) the Required Lenders do not approve or consent to a corresponding modification, amendment or waiver, as the case may be, to the applicable provisions

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of this Agreement if requested by the Borrower, then the Borrower shall not be required to pay to any Lender any additional amounts payable under Section 2.8.(c), if any, to such Lender if the Borrower prepays the Loans and all other Obligations in full within 90 days of the Borrower’s request for the Lenders to grant the corresponding modification, amendment or waiver, as the case may be, to the applicable provisions of this Agreement.
Section 12.7. Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower hereby acknowledges that each of the Administrative Agent, Lenders, Arrangers and Syndication Agent and each of their Affiliates may have economic interests that conflict with those of the Borrower.

Section 12.8. Confidentiality.
The Administrative Agent and each Lender shall not disclose to any Person and shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that the disclosure of any such Information under clauses (i) or (ii) of this Section to such Persons shall be made subject to the acknowledgement and acceptance by any such Person that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and such disclosing Person, including, without limitation, as agreed in any confidential information memorandum or other marketing materials); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case (other than in the case of requests from regulatory authorities), such Person shall, to the extent permitted by law, inform you promptly in advance thereof); (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and are or have been advised of their obligation to keep information of this type confidential); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such

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information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.9. Indemnification.
(a)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable and documented out‑of‑pocket attorneys and consultant’s fees (in any case, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to such Indemnified Parties and, if reasonably necessary, a single local counsel for the Indemnified Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated); provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or (B) arise from any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) relating to whether the conditions to any Credit Event have been satisfied, (2) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3)

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against the Administrative Agent or the Arrangers in their respective capacities as such, and (4) directly resulting from any act or omission on part of the Borrower, any other Loan Party or any other Subsidiary). This Section 12.9.(a) shall not apply with respect to Taxes addressed in Section 3.10. or yield maintenance obligations described in Section 4.1. and Section 4.4.

(b)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10. Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. Promptly following such termination, upon the Borrower’s written request, each Lender shall promptly return to the Borrower any Note issued to such Lender. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Borrower’s request, the Administrative Agent agrees to deliver to the Borrower, at the Borrower’s sole cost and expense, written confirmation of the foregoing termination.

Section 12.11. Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12. GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

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Section 12.13. Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.14. Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 12.15. Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16. Limitation of Liability.
None of the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.17. Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 12.18. Construction.
The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

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Section 12.19. Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.20. UPREIT Reorganization.
(a)    If the Borrower elects to reorganize its corporate organizational structure to implement an “umbrella partnership” real estate investment trust structure by forming a limited partnership or limited liability company under the laws of any state of the United States or the District of Columbia (the “OP”) of which the Borrower (or a Wholly Owned Subsidiary of the Borrower) is to be the general partner, manager, or managing member, as applicable (the “Reorganization”), the OP, subject to the satisfaction of the conditions set forth in this clause (a) below, may assume all of the Borrower’s liabilities and obligations under, and the Borrower may transfer and assign to the OP all of the Borrower’s rights and benefits under, this Agreement and the other Loan Documents to which the Borrower is a party (and the Borrower shall be released from all liabilities and obligations under this Agreement and the other Loan Documents to which the Borrower is a party except as expressly provided otherwise)(collectively, the “Assumption Transaction”):

(i)    the Borrower shall have given the Administrative Agent and the Lenders prior written notice of the Borrower’s intent to exercise its rights under this Section at least 30 days (or such shorter period as may be permitted by the Administrative Agent) prior to the proposed effective date of the Assumption Transaction (the “Assumption Date”);

(ii)    the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(A)    an assignment and assumption agreement executed by the Borrower and the OP providing for the OP’s assumption of all of the Borrower’s liabilities and obligations under, and the Borrower’s transfer and assignment to the OP of all of the Borrower’s rights and benefits under, this Agreement and the other Loan Documents to which the Borrower is a party (and the term “REIT Entity” shall thereafter refer to Washington Real Estate Investment Trust (including any successor entity thereto which becomes the general partner, manager, or managing member, as applicable, of the OP, or the ultimate parent thereof) and the term “Borrower” shall thereafter refer to the OP);

(B)    amendments to this Agreement and the other Loan Documents executed by the Borrower, the OP and the other Loan Parties, as appropriate, requested or approved by the Administrative Agent as permitted under Section 12.6.(f);

(C)    Notes executed by the OP, payable to each applicable Lender that has requested that it receive Notes and complying with the terms of Section 2.12.(a) (it being understood that any previously issued notes shall be returned in exchange for such new replacement notes);

(D)    an opinion of counsel to the OP and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request in relation to matters covered in opinions concerning the Borrower on the Effective Date;

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(E)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the OP certified as of a recent date by the Secretary of State of the state of formation of the OP;

(F)    a certificate of good standing (or certificate of similar meaning) with respect to the OP issued as of a recent date by the Secretary of State of the state of formation of the OP and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which the OP is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(G)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the OP with respect to each of the officers of the OP authorized to execute and deliver the Loan Documents to which the OP is to become a party, and authorized to execute and deliver on behalf of the OP Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(H)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the OP of (A) the operating agreement of the OP, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by or on behalf of the OP to authorize the Reorganization and the execution, delivery and performance of the Loan Documents to which it is, or is to become, a party in connection therewith;

(I)    no Default or Event of Default shall exist as of the date the Reorganization, or will exist immediately after giving effect thereto;

(J)    the representations and warranties made or deemed made by the Borrower, the OP or any other Loan Party in any Loan Document (as amended to incorporate any revisions associated with the Reorganization) to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the Assumption Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder;

(K)    the Administrative Agent shall have received an officer’s certificate from the chief executive officer or chief financial officer of the OP certifying the matters referred to in the immediately preceding sub‑clauses (I) and (J);

(L)    such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

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(iii)    the OP shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(iv)    the Borrower shall have transferred all of its assets to the OP other than those assets the Borrower is permitted to retain in accordance with Section 12.20.(b).

(b)    Immediately upon the effectiveness of the Assumption Transaction and for so long as this Agreement is in effect, (i) the REIT Entity’s assets shall consist solely of Equity Interests in the OP or any Wholly Owned Subsidiaries whose assets consist solely of direct or indirect Equity Interests in the OP (provided, that the REIT Entity may (A) have cash and other assets of nominal value incidental to its ownership of such Equity Interests, (B) own certain other Equity Interests in an aggregate amount not to exceed $50,000,000 and (C) maintain assets on a temporary or pass-through basis that are held for subsequent payment of dividends or other Restricted Payments not prohibited by Section 9.1.(f) or for contribution to any Subsidiary and (ii) neither the REIT Entity nor any Wholly Owned Subsidiaries whose assets consist solely of direct or indirect Equity Interests in the OP shall have any liabilities other than liabilities that would be reflected in consolidated financial statements of the OP (provided, that the REIT Entity may have (1) other liabilities incidental to its status as a publicly traded REIT and not constituting liabilities in respect of Indebtedness for borrowed money, including liabilities associated with employment contracts, employee benefit matters, indemnification obligations pursuant to purchase and sale agreements, and other legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) the Reorganization, (2) nonconsensual obligations imposed by operation of Applicable Law, (3) obligations in existence as of the date of the Reorganization (i) in the form of Nonrecourse Indebtedness Guarantees and (ii) contingent obligations in relation to ground leases in respect of which the Borrower was a primary obligor prior to the Reorganization and (4) other immaterial obligations. If at any time the requirements set forth in this Section 12.20.(b) are not satisfied, the REIT Entity shall be required become a Guarantor in accordance with Section 7.13. hereof.

Section 12.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Washington Real Estate Investment Trust]

CAPITAL ONE, NATIONAL ASSOCIATION, as
Administrative Agent and as a Lender

By:	/s/ Chin Young Song
	Name:	Chin Young Song
	Title:	VP

[Signature Page to Term Loan Agreement with Washington Real Estate Investment Trust]

U.S. BANK NATIONAL ASSOCIATION, as Syndication
Agent and as a Lender

By:	/s/ Timothy J. Tillman
	Name:	Timothy J. Tillman
	Title:	Vice President

[Signature Page to Term Loan Agreement with Washington Real Estate Investment Trust]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve Whitcomb
Name:	Steve Whitcomb
Title:	Senior Vice President

[Signature Page to Term Loan Agreement with Washington Real Estate Investment Trust]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Carol Murray
	Name:	Carol Murray
	Title:	Managing Director

SCHEDULE I

Commitments

Lender	Commitment Amount
Capital One, National Association	$50,000,000
U.S. Bank National Association	$50,000,000
The Bank of New York Mellon	$25,000,000
Branch Banking and Trust Company	$25,000,000
TOTAL	$150,000,000

Schedule 6.1.(b)
Subsidiaries and Unconsolidated Affiliates

Part I - Subsidiaries

Subsidiaries (* denotes Non-Wholly Owned Subsidiary)
Cascade/Maryland Properties LLC
Munson Hill Towers, L.L.C.
WRIT Frederick Crossing Land, LLC
Frederick Crossing Associates L.C.
Frederick Crossing Retail Associates L.C.
WRIT Frederick Crossing Lease, LLC
WRIT Frederick Crossing Associates, Inc.
SME Rock, LLC
SME Rock Manager, Inc.
SYN-Rock, LLC
SYN-Rock Manager, Inc.
Trade Rock, LLC
Trade Rock Manager, Inc.
WRIT-Kenmore, LLC
WRIT - 2445 M LLC
WRIT GATEWAY OVERLOOK LLC
WRIT 1140 CT LLC
WRIT Limited Partnership
Real Estate Management, Inc. (REMI)
Washington Parking, Inc.
WRIT Dulles Station, LLC
Washington Metro, Inc.
WRIT 1227 25th Street LLC
WRIT 8283 Greensboro Drive LLC
WRIT Crimson On Glebe Member LLC
650 N. Glebe, LLC *
WRIT Olney Village Center LLC
WRIT Braddock Office LLC
WRIT Braddock Gateway LLC
WRIT Fairgate LLC
WRIT Yale West LLC
WRIT Paramount LLC

WRIT ANC LLC
WRIT 1775 EYE STREET LLC
WRIT SPRING VALLEY LLC
WashREIT Wellington LLC
WashREIT OP LLC
Subsidiaries (* denotes Non-Wholly Owned Subsidiary)
WashREIT OP Sub DC LLC
WashREIT DC REIT LLC
WashREIT 1901 Pennsylvania Ave Grantor Trust Ownership LLC
WashREIT 1901 Pennsylvania Ave Trustee LLC
WashREIT Courthouse Square LLC
WashREIT 515 King St LLC
WashREIT Frederick County Square LLC
WashREIT Wellington Apartments LLC
WashREIT Monument II LLC
WashREIT Park Adams Apartments LLC
WashREIT Roosevelt Towers LLC
WashREIT Randolph Shopping Center LLC
WashREIT Takoma Park Shopping Center LLC
WashREIT Wheaton Park Shopping Center LLC
WashREIT Centre at Hagerstown LLC
WashREIT Westminster Shopping Center LLC
WashREIT Shoppes at Foxchase LLC
WashREIT Bradlee Shopping Center LLC
WashREIT Chevy Chase Metro Center Grantor Trust Ownership LLC
WashREIT Chevy Chase Metro Center Trustee LLC, trustee for WashREIT Chevy Chase Metro Center Grantor Trust
WashREIT 1776 G St Grantor Trust Ownership LLC
WashREIT 1776 G St Trustee LLC, trustee for WashREIT 1776 G St Grantor Trust
WashREIT 1220 19th St Grantor Trust Ownership LLC
WashREIT 2000 M St Grantor Trust Ownership LLC
WashREIT Riverside LLC
WashREIT 3801 Connecticut Ave Trust Ownership LLC
WashREIT 3801 Connecticut Ave Trustee LLC

Part II - Unconsolidated Affiliate

None.

Schedule 6.1.(f)
Real Estate Assets

Properties	Location	Year Acquired	Major Redevelopment/ Development
Office Buildings
1901 Pennsylvania Avenue	Washington, DC	1977
51 Monroe Street	Rockville, MD	1979
515 King Street	Alexandria, VA	1992

1220 19th Street	Washington, DC	1995
1600 Wilson Boulevard	Arlington, VA	1997
Silverline Center (formerly 7900 Westpark)	Tysons, VA	1997

Courthouse Square	Alexandria, VA	2000
One Central Plaza	Rockville, MD	2001
1776 G Street	Washington, DC	2003

Monument II	Herndon, VA	2007
2000 M Street, NW	Washington, DC	2007
2445 M Street, NW	Washington, DC	2008
925 Corporate Drive (Building E)	Stafford, VA	2010
1000 Corporate Drive (Building G)	Stafford, VA	2010
1140 Connecticut Avenue	Washington, DC	2011
1227 25th Street	Washington, DC	2011
John Marshall II	Tysons, VA	2011
Braddock Metro Center	Alexandria, VA	2011
Fairgate at Ballston	Arlington, VA	2012
Army Navy Club	Washington, DC	2014
1775 Eye Street	Washington, DC	2014
Retail Centers
Takoma Park	Takoma Park, MD	1963
Westminster	Westminster, MD	1972
Concord Centre	Springfield, VA	1973
Wheaton Park	Wheaton, MD	1977
Bradlee	Alexandria, VA	1984
Chevy Chase Metro Plaza	Washington, DC	1985

Properties	Location	Year Acquired	Major Redevelopment/ Development

Shoppes of Foxchase	Alexandria, VA	1994
Frederick County Square	Frederick, MD	1995
800 S. Washington Street	Alexandria, VA	1998/2003
Centre at Hagerstown	Hagerstown, MD	2002
Frederick Crossing	Frederick, MD	2005
Randolph Shopping Center	Rockville, MD	2006
Montrose Shopping Center	Rockville, MD	2006
Gateway Overlook Shopping Center	Columbia, MD	2010
Olney Village Center	Olney, MD	2011
Spring Valley Retail Center	Washington, DC	2014
Multifamily Buildings / # units
3801 Connecticut Avenue	Washington, DC	1963
Roosevelt Towers	Falls Church, VA	1965
Park Adams	Arlington, VA	1969

The Ashby at McLean	McLean, VA	1996
Walker House	Gaithersburg, MD	1996
Bethesda Hill Apartments	Bethesda, MD	1997
Bennett Park	Arlington, VA	2007
Clayborne Apartments	Alexandria, VA	2008
Kenmore Apartments	Washington, DC	2008
The Maxwell	Arlington, VA	2011
The Paramount	Arlington, VA	2013
Yale West Apartments	Washington, DC	2014
The Wellington	Arlington, VA	2015
Riverside Apartments	Alexandria, VA	2016

Schedule 6.1.(g)
Indebtedness and Liens

Part I - Indebtedness

Indebtedness as of 3/31/2016

Unsecured Debt (in $000s)		$743,475
4.95% notes due 10/1/20	$250,000
Unsecured Term Loan Facility	$150,000
3.95% notes due 10/15/22	$300,000
7.25% notes due 02/25/28	$50,000
Net Discount/Premiums on notes issued	($2,264)
Loan costs, net of amortization	($4,261)
Mortgage Notes Payable (in $000s)		$333,853
3801 Connecticut Avenue Apartments[1]	$35,399
Walker House Apartments[1]	$16,531
Bethesda Hill Apartments[1]	$29,099
2445 M Street	$100,925
Kenmore Apartments	$33,464
Olney Village Center	$16,870
Yale West	$51,594
Army Navy Club Building	$50,664
Loan costs, net of amortization	($691)
Lines of credit (in $000s)[2]		$215,000
Total Indebtedness (in $000s)		$1,292328
1 Paid in full on 6/1/2016.

Part II - Liens

Property	Owner	Lender/Servicer	Amount of secured Debt ($000s)
3801 Connecticut Avenue Apartments	Washington Real Estate Investment Trust	Wells Fargo	$35,399
Walker House Apartments	WRIT Limited Partnership	Wells Fargo	$16,531
Bethesda Hill Apartments	WRIT Limited Partnership	Wells Fargo	$29,099

Property	Owner	Lender/Servicer	Amount of secured Debt ($000s)
2445 M Street	WRIT-2445 M, LLC	Greenwich Capital Financial Products, Inc.	$100,925
Kenmore Apartments	WRIT-Kenmore, LLC	Wells Fargo	$33,464
Olney Village Center	WRIT Olney Village Center LLC	MetLife	$16,870
Yale West	WRIT Yale West LLC	U.S. Department of Housing and Urban Development	$51,594
Army Navy Club Building	WRIT ANC LLC	MetLife	$50,664

Schedule 6.1.(h)
Litigation

None.

Schedule 6.1.(n)
Environmental

None.

Schedule 6.1.(q)
Affiliate Transactions

None.